Exhibit 10(n)

Amendment No. 1 to Purchase and Contribution Agreement made this 30th day of June 2004, (the "Amendment"), by and among American Business Corporation f/k/a Logistics Management Resources, Inc., a publicly owned Colorado corporation with offices at 477 Madison Avenue, 12th Floor, New York, NY 10022 ("AMBC"), Y2 Ultra-Filter, Inc., a Wyoming corporation with offices at 1735 Sheridan Ave, Suite 222, Cody, Wyoming 82414 ("Y2"), Midwest Merger Management, LLC, a Kentucky limited liability company with offices at 10602 Timberwood Circle, #9, Louisville, Kentucky 40223 ("MMM"), and The Huff Grandchildren Trust, a trust organized under the laws of the State of Kentucky with offices at 10602 Timberwood Circle, #9, Louisville, Kentucky 40223 (the "Trust"). AMBC, MMM, the Trust and Y2 are sometimes hereinafter individually referred to as a "Party" and collectively as the "Parties".

                         W  I  T  N  E  S  S  E  T  H:

WHEREAS, AMBC and Y2 are the parties to a Purchase and Contribution Agreement dated as if April 28, 2004 (the "Agreement"); and

WHEREAS, the Parties desire to amend the Agreement to include the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing recitals, and the other good and valuable consideration hereinafter set forth, the receipt and adequacy of which are hereby acknowledged and accepted, the Parties agree as follows:


     1. Amendment to Title and Whereas Clauses. The title of the Agreement is hereby changed from Purchase and Contribution Agreement to License and Joint Venture Agreement. The Whereas clauses are hereby amended to read in their entirety as follows:

            "WHEREAS, Y2 is the owner of the entire right, title, and interest in patented filtration system technology known as U2-Ultra Filter (the "Technology") including all trademarks, trade names, trade secrets, copyrights and all other rights appurtenant or relating thereto (the "Intellectual Property"); and

            WHEREAS, AMBC desires to secure the exclusive worldwide licensing rights to market and sell all of Y2's filters employing and embodying the Technology when utilized in the gaming industry (the "Licensed Products"); and thereafter establish a Delaware limited liability company (the "LLC") as a joint venture with Y2 to commercialize the Licensed Products on the terms and subject to the conditions hereinafter set forth; and

            WHEREAS, Y2 is willing to exclusively license the Licensed Products to AMBC and participate as a 50% member of the LLC on the terms and subject to the conditions hereinafter set forth; and

            WHEREAS, MMM is willing to grant a preferred stock call option to Y2 on the terms and subject to the conditions hereinafter set forth; and

            WHEREAS, the Trust is willing to indemnify Y2 on the term and subject to the conditions hereinafter set forth."


     2. Amendment to Article I of the Agreement. Article I of the Agreement is hereby amended to read in its entirety as follows:

                                  "ARTICLE I
                           TERMS OF THE TRANSACTION

            1.1 Transfer of Rights. During the term of this Agreement, Y2 hereby grants to AMBC and AMBC hereby accepts the exclusive and non-transferable worldwide right and license (the "Rights") to market, distribute and sell the Licensed Products to licensed gaming facilities (the "Market") under any and all circumstances or through any means whatsoever. It is agreed and understood that the transfer of the Rights to AMBC is exclusive, and Y2 will not, during the term of this Agreement, authorize any other person, firm or entity to market, distribute or sell the Licensed Product into the Market. The Rights to the Licensed Products are covered in Y2 patent numbers 5,368,635 as filed with the United States Patent and Trademark Office ("USPTO"), and issued by the USPTO November 29, 1994; patent 5,540,761 issued by the USPTO July 30, 1996; patent 5,647,890 issued by the USPTO July 15,1997; and patent 5,855,653 issued by the USPTO January 5, 1999. The foregoing are hereinafter collectively referred to as the "Patents".

            1.2 Term and Termination. This Agreement shall be deemed to be effective as of the date of its execution and shall continue in full force and effect for the life of the Technology, unless sooner terminated as hereinafter set forth. Either Party may terminate this Agreement if the other Party shall default in the performance of any of its duties or obligations hereunder, and if, after written notice of the specific default is given to the defaulting Party, such default is not remedied within thirty (30) days after receipt of the notice by the defaulting Party.

            1.3 Consideration for the Rights. At the closing of the transfer of the Rights (the "Closing"), and in consideration therefore, AMBC shall:

            A.  Shares. Cause its transfer agent to originally issue and
            delivery to Y2   Twenty-Seven Million (27,000,000) shares of AMBC's
            common stock, $.001 par value per share (the "Initial Share Consideration");

            B. First Option. Cause the original issuance and delivery to Y2 of a certificate representing a 66 month option (the "First Option") to purchase Nineteen Million and eight (19,000,008) shares of AMBC's common stock, $.001 par value per share (the "First Option Shares") at an exercise price of $.10 per First Option Share (the "First Option Exercise Price"). The First Option Exercise Price has been arbitrarily determined as approximately the average closing price of AMBC's common stock in the OTC Bulletin Board Market during the period of negotiations between the Parties, which price the Parties hereby deem fair and reasonable. The First Option shall be exercisable at the rate of 791,667 First Option Shares for each $1,000,000 in annualized sales of the Licensed Product generated by the LLC. The First Option Shares will vest upon the completion of each 12 month period commencing July 1, 2004 through June 30, 2009, based on the annual sales of the LLC during that prior 12 month period. Vesting is determined at the rate of 791,667 First Option shares for each million in revenue up to a maximum of 19,000,008 First Option shares.

            C.  Second Option.    Cause the issuance and delivery to Y2 of a
            certificate representing a 66 month option (the "Second Option") to purchase an additional Twenty Million (20,000,000) shares of AMBC's common stock, $.001 par value per share (the "Second Option Shares"). The exercise price will be equal to the average closing price of AMBC's common stock in the OTC Bulletin Board Market for the last three trading days of the applicable calendar quarter (the "Second Option Exercise Price") prior to issuance. The Second Option shall be vested and exercisable at the rate of 1,000,000 Second Option Shares for each $1,000,000 in annualized net sales of the Licensed Product in excess of $24,000,000 generated by the LLC. The Second Option will be issued once the LLC annualized sales have reached $24,000,000 in annualized sales. The Second Option Shares shall also vest upon the completion of each 12 month period ending June 30th through 2009 based on the annual sales of the LLC (at the rate of 1,000,000 Second Option Shares for each $1,000,000 in annualized sales of LLC) in excess of $24,000,000;

            D. Grant of Call Option. By virtue of its execution of this Agreement, as an inducement to Y2 to enter into this Agreement and only in the event the annualized net sales of the LLC shall equal or exceed $100,000,000 during any calendar quarter prior to the fifth anniversary of the Closing, MMM hereby grants to Y2 exclusive right, on written notice to MMM, to call a number of shares of AMBC's common stock equal to fifty percent (50%) of the number of issued and outstanding common stock equivalents of AMBC's preferred stock, $.001 par value per share, held by MMM, the Trust or any affiliate of either, at a price to be determined by an appraiser located within the State of Kentucky within sixty (60) days of the notice of Y2's call; and

            E. Indemnification. The Trust hereby agrees to indemnify and hold Y2 harmless from any and all liabilities of AMBC as exist or the date of Closing.

            1.4 Creation of the LLC. As soon as possible, AMBC and Y2 shall cause the formation of the LLC under the name A.I.R. Filters, LLC. AMBC and Y2 covenant and agree to co-operate with each other to prepare and execute an operating agreement for the LLC as soon as practicable. In the interim, the Parties agree that: (i) AMBC and Y2 shall be the LLC's only two members; (ii) Y2 shall be the sole operating manager; (iii) AMBC shall be the sole executive and administrative manager; (iii) Y2 shall be entitled to receive fifty percent (50%) of all profit before taxes (gross revenues less cost of goods sold and all ordinary and necessary expenses of marketing, distribution and administration) generated by the LLC, thirty
     (30) days after the end of each calendar quarter; (iv) AMBC shall be entitled to the remaining 50%, and (v) Y2 will initially maintain exclusive operating responsibilities, and if removed from such, AMBC and Y2 will mutually agree on minimal licensed product sales, or AMBC will release Y2 from the exclusive agreement pertaining to the licensed product for this target market."


     3.     Amendment to Article III of the Agreement.  Article III, Section 3.3
b. of the Agreement is hereby amended to correct two typographical errors so that the Section, as of April 28, 2004, read in its entirety as follows:

            "b. Logistics has not issued any additional options or warrants to purchase shares of the Logistics' Common Stock, hereof, (i) there are currently 1,454,250 shares of Logistics preferred stock outstanding which are convertible into or exercisable or exchangeable for 81,331,425 shares of Logistics common stock, and (ii) there are no outstanding options, rights, Contracts, warrants, subscriptions, conversion rights or other agreements or commitments pursuant to which Logistics agreed to purchase, redeem, issue or sell any shares of capital stock or other securities of Logistics (collectively, "Convertibles").


     4. Confirmation of the Agreement. Except as herein modified, the Parties hereby reconfirm the validity and enforceability of the Agreement.


IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                        Y2 Ultra-Filter, Inc.

                                        By: /s/ Ira Gentry
                                           ----------------------------------
                                                Ira Gentry, President


                                        American Business Corporation

                                        By: /s/ Anthony R. Russo
                                           ----------------------------------
                                                Anthony R. Russo, President


                                        The Huff Grandchildren Trust

                                        By: /s/ W. Anthony Huff
                                           ----------------------------------
                                                W. Anthony Huff, Trustee


                                        Midwest Merger Management, LLC

                                        By:/s/ Michele Brown
                                           ----------------------------------
                                               Michele Brown, Manager